Exhibit 99.1

Target Hospitality President and CEO Brad Archer Agrees to Remain in Positions Through 2025

THE WOODLANDS, Texas, May 25, 2022 (PRNewswire) – Target Hospitality Corp. (“Target Hospitality”, “Target” or the “Company”) (NASDAQ: TH), one of North America’s largest providers of vertically-integrated modular accommodations and value-added hospitality services, today announced that Brad Archer has agreed to remain in his positions as President and Chief Executive Officer and continue serving as member of the Company’s Board of Directors through June 30, 2025.

“The decision to extend my tenure with the Company is a result of personal reflection, ongoing conversations with the Board and the transformational changes occurring within the business,” said Mr. Archer. “We continue to make significant progress advancing our strategic diversification efforts and are close to executing a highly attractive contract that will enhance our position as the largest provider of permanent solutions to the United States Government’s domestic humanitarian aid missions. This development, together with the opportunities we have identified to broaden our commercial reach, are important catalysts that will drive sustained growth and value creation. Target’s future has never been brighter, and I look forward to continuing to work closely with the team to ensure flawless execution of our business plan.”

Stephen Robertson, Chairman of the Board for Target, stated, “We appreciate Brad’s decision to extend his tenure with the Company and help guide it through its next phase of evolution and growth. This is a mutually beneficial partnership that is aligned around the common goals of maximizing value for our shareholders, delivering exceptional service to our customers, and creating more opportunities for our talented employees to thrive. Speaking on behalf of the entire Board, we are excited and energized by the path ahead.”

About Target Hospitality
Target Hospitality is one of North America's largest providers of vertically integrated modular accommodations and value-added hospitality services in the United States. Target builds, owns and operates a customized and growing network of communities for a range of end users through a full suite of value-added solutions including premium food service management, concierge, laundry, logistics, security and recreational facilities services.

Cautionary Statement Regarding Forward Looking Statements
Certain statements made in this press release are "forward looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words "estimates," "projected," "expects," "anticipates," "forecasts," "plans," "intends," "believes," "seeks," "may," "will," "should," "future," "propose" and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside our control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact
Mark Schuck
(832) 702-8009
ir@targethospitality.com